Exhibit 99.1

Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Juan José Román-Jiménez	Mr. Garrett Edson
EVP and Chief Financial Officer	ICR
(787) 749-4949	(787) 792-6488

Triple-S Management Corporation Reports Third Quarter 2019 Results

SAN JUAN, Puerto Rico, November 7, 2019 – Triple-S Management Corporation (NYSE:GTS), a leading managed care company in Puerto Rico, today announced its third quarter 2019 results.

Quarterly Consolidated and Other Highlights

•	Net income of $13.9 million, or $0.58 per diluted share, versus net loss of $17.6 million, or $0.77 per share, in the prior-year period;
•	Adjusted net income of $12.1 million, or $0.51 per diluted share, versus adjusted net loss of $22.2 million, or $0.97 per share, in the prior-year period;
•	Operating revenues of $836.0 million, a 9.4% increase from the prior-year period, primarily reflecting higher Managed Care net premiums earned;
•
Consolidated loss ratio decreased 400 basis points to 83.4% versus the third quarter of 2018; this results from the unfavorable reserve development related to Hurricane Maria claims recognized by the Property and Casualty (“P&C”) segment in the prior-year period;

•	Medical loss ratio (“MLR”) increased 320 basis points to 86.4%;
•	Consolidated operating income was $19.0 million, compared to consolidated operating loss of $25.6 million in the prior-year period;
•	Expansion of share repurchase program to $25 million of availability, approved subsequent to quarter end.

“We had a solid third quarter, mainly driven by year-over-year growth in Medicare premiums and valuable bottom line contributions from our Life and P&C segments,” said Roberto Garcia-Rodriguez, President and Chief Executive Officer.  “We’ve continued strengthening our product offerings, improving the overall quality of service, and advancing our goal of creating a unique and optimal member experience.”

“With respect to our P&C segment, our quarterly review of outstanding claims reaffirms our belief that our reserves remain adequate as of September 30, 2019,” added Mr. Garcia-Rodriguez.  “Given our confidence in the Company’s long-term strategy and our belief that its stock is undervalued, our Board has expanded our share repurchase program’s availability to $25 million.  We anticipate commencing repurchases under the program during the week of November 11, 2019.”

Triple-S Management Corporation
Selected Consolidated Quarterly Details

•
Consolidated net premiums earned were $815.0 million, up 9.8% from the prior-year period, primarily reflecting higher average premium rates within the Managed Care segment and an increase in membership in the Medicare and fully insured Commercial businesses. The increase was partially offset by lower Medicaid membership.

•
Consolidated claims incurred were $680.0 million, up 4.8% year-over-year.  Consolidated loss ratio of 83.4% improved 400 basis points from the prior-year period, driven by the $52.3 million unfavorable prior period reserve development related to Hurricane Maria recognized by the P&C segment in the third quarter of 2018 that did not recur in the third quarter of 2019.

•
Consolidated operating expenses of $136.9 million decreased by $4.1 million, or 2.9%, from the prior-year period, primarily resulting from savings due to the suspension in 2019 of the HIP Fee, partially offset by higher personnel costs and commission expense.  The Company’s operating expense ratio improved 220 basis points year-over-year to 16.7%, mostly driven by the increase in premiums during the third quarter of 2019.

•
Consolidated income tax expense was $5.9 million, compared to an income tax benefit of $3.4 million in the prior-year period.  The income tax benefit in the third quarter of 2018 mainly reflects the loss before taxes in that period incurred by the P&C segment.

Selected Managed Care Segment Quarterly Details

•	Managed Care premiums earned were $746.5 million, up 9.7% year over year.

o
Medicare premiums earned of $367.1 million increased 29.4% from the prior-year period, largely due to an increase of approximately 52,000 member months and higher average premium rates, primarily reflecting a more competitive product offering and an increase in the average membership risk score.

o
Commercial premiums earned of $203.1 million increased 2.9% from the prior-year period, mainly reflecting higher fully insured enrollment during the quarter of approximately 25,000 member months and higher average premium rates, partially offset by the suspension of the HIP Fee pass-through in 2019.

o
Medicaid premiums earned decreased 11.8% from the prior-year period to $176.3 million, primarily reflecting a decrease in membership of approximately 126,000 member months, and the suspension of the HIP Fee pass-through in 2019.  The decrease in membership follows the lower membership assigned to Triple-S by ASES when implementing the new Medicaid contract that became effective November 1, 2018.

•
Reported MLR of 86.4% increased 320 basis points from the prior-year period.  This increase largely reflected the improved benefits offered in the Medicare Advantage 2019 product offering, the elimination of the HIP Fee pass-through, and the higher target MLR of the current Medicaid contract.

Triple-S Management Corporation
Update on P&C Segment Reserves related to Hurricane María

As of September 30, 2019:

•
Triple-S Propiedad, Inc. (TSP), the Company’s P&C subsidiary, has paid a cumulative amount of $692 million in claims related to Hurricane María.  Estimated gross losses remain unchanged at $967 million.

•	TSP received 10 new claims during the third quarter, increasing the total number of claims to 17,746. It has closed approximately 96% of these claims. 709 claims remain open.

•
The Company evaluated any developments involving open claims, including new information that arose from lawsuits in which TSP has been served, as is customary when the Company conducts its quarterly review of TSP’s reserve levels.  In addition, as described below, the Company conducted additional analysis of case reserves for claims in which lawsuits have been filed against TSP but not served.

•	TSP has been served with process in 218 lawsuits related to the 709 claims that remain open.

•
The Company conducted a search of the Puerto Rico court system’s electronic docket to identify lawsuits filed against TSP with respect to which TSP has not been served.  This docket is a public record over which the Company has no control; furthermore, the Company is unable to verify its accuracy or completeness.

•
The docket search identified an additional 178 lawsuits filed against TSP that have not yet been served as required by law.  All of them relate to claims previously registered with and evaluated by the Company.

•
The Company then performed additional analysis of case reserves for claims in which lawsuits have been filed against TSP but not served. Based on this analysis, as well as the customary review described above, the Company determined that there is no need to increase its estimate of gross losses nor adjust reserves related to Hurricane María.

•
As is the case for all claim liabilities, the gross losses related to Hurricane Maria are based on the Company’s best estimate of the ultimate expected cost of claims with the information currently on hand and are subject to change.

Results of Internal Investigation Related to Vital RFP

As previously disclosed in an 8-K filed with the Securities and Exchange Commission on July 30, 2019, the Company’s audit committee of independent directors engaged outside counsel to conduct a proactive investigation into the Company’s participation in the Vital RFP process.  That investigation is substantially complete and has not uncovered any evidence of attempts by the Company to improperly influence the outcome of the Vital RFP process.

Triple-S Management Corporation
2019 Outlook

The Company is raising its full year 2019 guidance for adjusted net income per diluted share and reducing its guidance for operating expense ratio.  It is maintaining its full year 2019 guidance for its consolidated operating income revenue, Managed Care premiums, consolidated claims incurred ratio and Managed Care MLR ratio.  More specifically:

•
The Company continues to expect consolidated operating revenue for 2019 to be between $3.29 billion and $3.33 billion, which includes Managed Care premiums earned, net between $2.95 billion and $2.99 billion;

•	The Company continues to expect the consolidated claims incurred ratio for 2019 to be between 81.3% and 83.3%, and Managed Care MLR to be between 84.0% and 86.0%;

•
The Company is reducing consolidated operating ratio expectations for 2019 to be between 16.75% and 17.25%. The Company’s previous outlook was for consolidated operating expense ratio to be between 17.0% and 17.5%;

•	The Company continues to expect its effective tax rate to be between 29.0% and 33.0%; and

•
The Company raised adjusted net income per diluted share expectations for 2019 to be between $2.50 and $2.70, compared to its previous outlook for adjusted net income per diluted share between $2.40 and $2.60.  Adjusted net income per diluted share guidance accounts for the August 2019 share dividend and does not account for any potential share repurchase activity during 2019.  Estimated weighted average diluted share count for full year 2019 is expected to be 23.443 million shares.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Time to discuss its financial results for the three months ended September 30, 2019. To participate, callers within the U.S. and Canada should dial 1-877-451-6152 and international callers should dial 1-201-389-0879 at least five minutes before the call.

To listen to the webcast, participants should visit the “Investor Relations” section of the Company’s website at www.triplesmanagement.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio application downloaded and installed. This program is provided at no charge to the user. An archived version of the call, also located on the “Investor Relations” section of Triple-S Management’s website, will be available about two hours after the call ends and for at least the following two weeks. This news release, along with other information relating to the call, will be available on the “Investor Relations” section of the website.

In addition, a replay will be available through November 21, 2019 by calling 1-844-512-2921 or 1-412-317-6671 and entering passcode 13695866. A replay will also be available at www.triplesmanagement.com for 30 days.

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading players in the managed care industry in Puerto Rico.  Triple-S Management has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, and Costa Rica.  With 60 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial, Medicare Advantage, and Medicaid markets under the Blue Cross Blue Shield marks.  It also provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico. For more information about Triple-S Management, visit www.triplesmanagement.com or contact investorrelations@ssspr.com.

Triple-S Management Corporation
Non-GAAP Financial Measures

This earnings release presents information about the Company’s adjusted net income, which is a non-GAAP financial metric provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of adjusted net income to net income, the most comparable GAAP financial measure, is provided in the accompanying tables found at the end of this release.

Triple-S Management Corporation
Forward-Looking Statements

This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).

In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:

•	Trends in health care costs and utilization rates
•	Ability to secure sufficient premium rate increases
•	Competitor pricing below market trends of increasing costs
•	Re-estimates of policy and contract liabilities
•	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance
•	Significant acquisitions or divestitures by major competitors
•	Introduction and use of new prescription drugs and technologies
•	A downgrade in the Company’s financial strength ratings
•	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies
•	Ability to contract with providers consistent with past practice
•	Ability to successfully implement the Company’s disease management, utilization management and Star ratings programs
•	Ability to maintain Federal Employees, Medicare and Medicaid contracts
•	Volatility in the securities markets and investment losses and defaults
•	General economic downturns, major disasters, and epidemics

This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.

Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.

Triple-S Management Corporation
Earnings Release Schedules and Supplemental Information

Condensed Consolidated Balance Sheets	Exhibit I

Condensed Consolidated Statements of Earnings	Exhibit II

Condensed Consolidated Statements of Cash Flows	Exhibit III

Segment Performance Supplemental Information	Exhibit IV

Reconciliation of Non-GAAP Financial Measures	Exhibit V

Triple-S Management Corporation
Exhibit I

Condensed Consolidated Balance Sheets
(dollar amounts in thousands)
Unaudited

	September 30, 2019	December 31, 2018
Assets

Investments	$1,645,703	$1,564,542
Cash and cash equivalents	98,932	117,544
Premium and other receivables, net	608,305	628,444
Deferred policy acquisition costs and value of business acquired	232,948	215,159
Property and equipment, net	86,299	81,923
Other assets	158,179	152,636

Total assets	$2,830,366	$2,760,248

Liabilities and Stockholders' Equity

Policy liabilities and accruals	$1,493,612	$1,600,310
Accounts payable and accrued liabilities	361,571	309,747
Long-term borrowings	26,492	28,883

Total liabilities	1,881,675	1,938,940

Stockholders’ equity:
Common stock	24,333	22,931
Other stockholders’ equity	925,044	799,053

Total Triple-S Management Corporation stockholders’ equity	949,377	821,984

Non-controlling interest in consolidated subsidiary	(686)	(676)

Total stockholders’ equity	948,691	821,308

Total liabilities and stockholders’ equity	$2,830,366	$2,760,248

Triple-S Management Corporation
Exhibit II

Condensed Consolidated Statements of Earnings
(dollar amounts in thousands, except per share data)
Unaudited

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues:
Premiums earned, net	$815,021	$742,445	$2,442,516	$2,236,249
Administrative service fees	2,607	3,802	7,695	11,216
Net investment income	15,176	16,168	45,614	45,630
Other operating revenues	3,167	1,575	6,335	4,234
Total operating revenues	835,971	763,990	2,502,160	2,297,329

Net realized investment gains (losses) on sale of securities	1,087	(956)	4,766	1,065
Net unrealized investment gains (losses) on equity investments	1,267	5,632	24,259	(11,343)
Other income, net	485	1,943	3,359	3,600
Total revenues	838,810	770,609	2,534,544	2,290,651

Benefits and expenses:
Claims incurred	680,010	648,580	2,009,504	1,959,707
Operating expenses	136,882	141,026	403,629	408,772
Total operating costs	816,892	789,606	2,413,133	2,368,479

Interest expense	2,062	2,000	5,681	5,515

Total benefits and expenses	818,954	791,606	2,418,814	2,373,994

Income (loss) before taxes	19,856	(20,997)	115,730	(83,343)

Income tax expense (benefit)	5,910	(3,430)	36,075	(30,944)

Net income (loss)	13,946	(17,567)	79,655	(52,399)

Net (loss) income attributable to the non-controlling interest	(2)	-	(10)	1

Net income (loss) attributable to Triple-S Management Corporation	$13,948	$(17,567)	$79,665	$(52,400)

Earnings per share attributable to Triple-S Management Corporation:

Basic net income (loss) per share	$0.59	$(0.77)	$3.44	$(2.27)
Diluted net income (loss) per share	$0.58	$(0.77)	$3.43	$(2.27)

Weighted average of common shares	23,830,106	22,895,582	23,143,361	23,058,754
Diluted weighted average of common shares	23,893,807	22,895,582	23,217,298	23,058,754

Triple-S Management Corporation
Exhibit III

Condensed Consolidated Statements of Cash Flows
(dollar amounts in thousands)
Unaudited

	For the Nine Months Ended September 30,
	2019	2018

Net cash used in operating activities	$(3,455)	$(3,928)

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	365,383	1,042,720
Fixed maturities matured/called	19,017	18,133
Securities held to maturity - fixed maturities matured/called	1,378	2,066
Equity investments sold	126,134	150,024
Other invested assets sold	3,379	2,040
Acquisition of investments:
Securities available for sale - fixed maturities	(397,956)	(1,113,587)
Securities held to maturity - fixed maturities	(748)	(2,238)
Equity investments	(88,945)	(113,108)
Other invested assets	(24,233)	(38,501)
Increase in other investments	(2,710)	(144)
Net change in policy loans	(1,097)	(603)
Net capital expenditures	(14,746)	(12,315)

Net cash used in investing activities	(15,144)	(65,513)

Cash flows from financing activities:
Change in outstanding checks in excess of bank balances	3,808	9,104
Repayments of long-term borrowings	(2,425)	(2,427)
Repurchase and retirement of common stock	(1)	(22,390)
Proceeds from policyholder deposits	15,060	14,726
Surrender of policyholder deposits	(16,455)	(21,422)

Net cash used in financing activities	(13)	(22,409)

Net decrease in cash and cash equivalents	(18,612)	(91,850)

Cash and cash equivalents, beginning of period	117,544	198,941

Cash and cash equivalents, end of period	$98,932	$107,091

Triple-S Management Corporation
Exhibit IV

Segment Performance Supplemental Information

(Unaudited)	Three months ended September 30,				Nine months ended September 30,
(dollar amounts in millions)	2019	2018	Percentage Change		2019	2018	Percentage Change
Premiums earned, net:
Managed Care:
Commercial	$203.1	$197.3	2.9%		$602.4	$590.8	2.0%
Medicare	367.1	283.6	29.4%		1,065.7	851.3	25.2%
Medicaid	176.3	199.8	(11.8%)		577.7	603.9	(4.3%)
Total Managed Care	746.5	680.7	9.7%		2,245.8	2,046.0	9.8%
Life Insurance	45.8	42.3	8.3%		135.1	125.1	8.0%
Property and Casualty	23.7	20.2	17.3%		64.9	67.1	(3.3%)
Other	(1.0)	(0.8)	25.0%		(3.3)	(1.9)	73.7%
Consolidated premiums earned, net	$815.0	$742.4	9.8%		$2,442.5	$2,236.3	9.2%
Operating revenues (loss): [1]
Managed Care	$755.8	$692.4	9.2%		$2,273.7	$2,077.8	9.4%
Life Insurance	52.5	48.7	7.8%		155.1	144.2	7.6%
Property and Casualty	26.2	22.7	15.4%		72.3	74.8	(3.3%)
Other	1.4	0.2	600.0%		1.0	0.5	100.0%
Consolidated operating revenues	$835.9	$764.0	9.4%		$2,502.1	$2,297.3	8.9%
Operating income (loss): [2]
Managed Care	$5.4	$14.2	(62.0%)		$56.8	$26.3	116.0%
Life Insurance	6.6	5.7	15.8%		17.5	14.6	19.9%
Property and Casualty	6.6	(46.9)	114.1%		14.9	(114.8)	113.0%
Other	0.4	1.4	(71.4%)		(0.2)	2.7	(107.4%)
Consolidated operating income (loss)	$19.0	$(25.6)	174.2%		$89.0	$(71.2)	225.0%
Operating margin: [3]
Managed Care	0.7%	2.1%	-140	bp	2.5%	1.3%	120	bp
Life Insurance	12.6%	11.7%	90	bp	11.3%	10.1%	120	bp
Property and Casualty	25.2%	(206.6%)	23,180	bp	20.6%	(153.5%)	17,410	bp
Consolidated	2.3%	(3.4%)	570	bp	3.6%	(3.1%)	670	bp
Depreciation and amortization expense	$3.7	$3.0	23.3%		$10.7	$9.9	8.1%

1 Operating revenues include premiums earned, net, administrative service fees and net investment income.
2 Operating income or loss include operating revenues minus operating costs. Operating costs include claims incurred and operating expenses.
3 Operating margin is defined as operating income or loss divided by operating revenues.

Triple-S Management Corporation
Managed Care Additional Data	Three months ended September 30,		Nine months ended September 30,
(Unaudited)	2019	2018	2019	2018
Member months enrollment:
Commercial:
Fully-insured	964,321	939,110	2,872,836	2,840,884
Self-insured	356,059	427,791	1,072,510	1,317,244
Total Commercial	1,320,380	1,366,901	3,945,346	4,158,128
Medicare Advantage	386,995	334,836	1,156,438	1,008,063
Medicaid	1,065,885	1,191,681	3,187,753	3,564,769
Total member months	2,773,260	2,893,418	8,289,537	8,730,960
Claim liabilities (in millions)			$390.3	$413.3
Days claim payable			56	65
Premium PMPM:
Managed Care	$308.83	$276.08	$311.18	$275.97
Commercial	210.61	210.09	209.69	207.96
Medicare Advantage	948.59	846.98	921.54	844.49
Medicaid	165.40	167.66	181.22	169.41
Medical loss ratio:	86.4%	83.2%	84.9%	84.7%
Commercial	84.7%	84.5%	82.8%	82.0%
Medicare Advantage	81.1%	80.3%	81.4%	84.4%
Medicaid	99.6%	85.9%	93.4%	87.9%
Adjusted medical loss ratio: [1]	86.5%	82.8%	85.8%	83.9%
Commercial	84.5%	82.7%	83.5%	83.2%
Medicare Advantage	81.7%	79.6%	81.8%	82.3%
Medicaid	98.1%	87.3%	95.7%	86.9%
Operating expense ratio:
Consolidated	16.7%	18.9%	16.5%	18.2%
Managed Care	14.0%	16.3%	13.8%	15.4%

1 The adjusted medical loss ratio accounts for subsequent adjustments to estimates, such as prior-period reserve developments and Medicare premium adjustments, and presents them in their corresponding period.

Managed Care Membership by Segment	As of September 30,
	2019	2018
Members:
Commercial:
Fully-insured	322,992	313,729
Self-insured	119,077	140,094
Total Commercial	442,069	453,823
Medicare Advantage	128,660	111,389
Medicaid	354,230	394,149
Total members	924,959	959,361

Triple-S Management Corporation
Exhibit V

Reconciliation of Non-GAAP Financial Measures

	Adjusted Net Income (Loss)
(Unaudited)	Three months ended September 30,		Nine months ended September 30,
(dollar amounts in millions)	2019	2018	2019	2018
Net income (loss)	$13.9	$(17.6)	$79.7	$(52.4)
Less adjustments:
Net realized investment gains (losses), net of tax	0.9	(0.8)	3.8	0.8
Unrealized gains (losses) on equity investments	1.0	4.5	19.4	(9.1)
Private equity investment income (loss), net of tax	(0.1)	0.9	1.0	1.3
Adjusted net income (loss)	$12.1	$(22.2)	$55.6	$(45.4)
Diluted adjusted net income (loss) per share	$0.51	$(0.97)	$2.39	$(1.96)

	Adjusted Net Income (Loss) and Operating Income (Loss) Excluding Property and Casualty Unfavorable Development
(Unaudited)	Three months ended September 30,		Nine months ended September 30,
(dollar amounts in millions)	2019	2018	2019	2018
Adjusted net income (loss)	$12.1	$(22.2)	$55.6	$(45.4)
Less unfavorable prior period reserve development, net of tax	-	35.9	-	85.4
Adjusted net income excluding P&C unfavorable prior period reserve development	$12.1	$13.7	$55.6	$40.0
Diluted adjusted net income per share excluding P&C unfavorable prior period reserve development	$0.51	$0.60	$2.39	$1.73
Operating income (loss)	$19.0	$(25.6)	$89.0	$(71.2)
Less unfavorable prior period reserve development	-	52.3	-	128.7
Operating income excluding P&C unfavorable prior period reserve development	$19.0	$26.7	$89.0	$57.5

Adjusted net income is a non-GAAP financial metric and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP.  Management believes that the use of this adjusted net income and adjusted net income per share provides investors and management useful information about the earnings impact of realized and unrealized investment gains or losses, as well as other non-recurring items impacting the Company’s results of operations.  This non-GAAP metric does not consider all of the items associated with the Company’s operations as determined in accordance with GAAP.  As a result, one should not consider these measures in isolation.